Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of March 1, 2008, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and JEFFREY H. SMULYAN, an Indiana resident (“Executive”).
RECITALS
     WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio and television stations, magazines, and related operations (together, the “Emmis Group”); and
     WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined herein), Executive shall serve as Chairman of the Board and Chief Executive Officer. Executive shall have such duties, functions, authority and responsibilities as are commensurate with such position and as are assigned by the Board of Directors of Emmis Communications Corporation (the “Board”). Executive’s services hereunder shall be performed on an exclusive, full-time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of The Finish Line, Inc. Executive shall also be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in Indianapolis, Indiana. Employer shall use its best efforts to cause Executive to be a member of the Board (a “Director”) throughout the Term and shall include Executive in the management slate for election as a Director at every annual shareholders’ meeting during the Term at which Executive’s term as a Director would otherwise expire. Executive shall serve as a Director without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.11. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by the Board and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 15.11.
     2. Term. The term of this Agreement shall be for a period of one (1) year commencing on March 1, 2008, and continuing until February 28, 2009, unless earlier terminated or extended in accordance with the provisions set forth in this Agreement (the “Term”). Unless Executive or Employer provides the other written notice prior to December 31 of the then-current Contract Year (as defined below) of such party’s election not to allow the Agreement to automatically renew, the Agreement shall automatically renew for successive one year periods. Each year commencing on March 1 and ending on the last day of February during the Term shall be a “Contract Year.” Upon failure of either party to make the foregoing election by December 31, the Term of this Agreement shall be deemed renewed for the Contract Year commencing the following March 1 and, as used throughout this Agreement, “Term” shall include such additional Contract Year.
     3. Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive an annualized base salary (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for each Contract Year, as set forth below:

Contract Year commencing March 1, 2008: $905,000
Each additional Contract Year: Executive’s Base Salary for the previous Contract Year, plus an amount that is equal to the greater of: (a) three percent (3%) of the Executive’s Base Salary for the previous Contract Year; (b) the percentage increase in the Revised Consumer Price Index for All Urban Consumers—U.S. Cities Average, all items (base 1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor (the “CPI”) which shall be determined by comparing the CPI for October in the calendar year prior to the year in which the Base Salary is to be adjusted to the calendar year preceding the latter-described year; or (c) the percentage increase in the Executive’s Base Salary as specified in writing by the Compensation Committee of the Board of Directors of Emmis Communications Corporation (the “Compensation Committee”). For example and by way of illustration of subsection (b) above, in regard to the adjustment to be made for the Contract Year commencing March 1, 2009, the parties would calculate the percentage increase in the CPI from October of 2007 to October 2008. In the event the CPI shall be discontinued, changed, or otherwise becomes unavailable, the parties will convert to the then-published index of the Bureau of Labor Statistics so as to continue to calculate adjustments on the same basis as described above.
     Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below in Section 4.3); provided that: (i) Executive is able to sell those Shares on substantially the same terms and conditions applicable to Employer’s stock compensation plan in effect through 2005; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as that utilized for other senior management level employees.
     During the Term, Executive shall receive a monthly auto allowance in the amount of Two Thousand Dollars ($2,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
     4. Incentive Compensation.
     4.1 Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, each Contract Year Executive shall be eligible to receive one (1) performance bonus in a target amount equivalent to One Hundred Twenty-Five percent (125%) of Executive’s Base Salary, and the exact amount of such performance bonus, if any, shall be determined on the basis of Executive’s attainment of certain performance and financial goals to be determined by Employer, from time to time, in its sole and absolute discretion.
     4.2 Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the foregoing bonus amounts if earned according to the terms and conditions set forth in Section 4.1; provided, that, at the end of each applicable Contract Year: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares; provided that the Shares evidencing any portion thereof shall be freely transferable when delivered to Executive, subject to Employer’s securities trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.2 to pay any bonus amounts in Shares, the percentage of bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as that utilized for senior management level employees. Any bonus amounts earned by Executive pursuant to the terms and conditions of this Section 4 shall be paid after the end of the Contract Year for which the bonus is paid (but in no event later than ninety (90) days after the end of such Contract Year). Any and all bonus amounts payable by

Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law.
     4.3 Equity Incentive Compensation. At such time or times each Contract Year when Employer grants equity incentive compensation to its senior management level employees (but in no event later than ninety (90) days after February 29, 2008 or, if this Agreement is renewed, in no event later than ninety (90) days after the expiration of the previous Contract Year), Executive shall be granted an option (“Option”) to acquire One Hundred Forty-Six Thousand Three Hundred Forty-Nine (146,349) shares of Class A Common Stock of Emmis Communications Corporation (the “Shares”).
     Each Option granted pursuant to this Section 4.3 shall: (i) have an exercise price per share equal to its Fair Market Value (as defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by Emmis Communications Corporation and generally used to make equity-based awards to management-level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other management-level employees of the Emmis Group (including vesting requirements); and (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws. Options granted pursuant to this Section 4.3 are intended to satisfy the regulatory exemption from the application of Code Section 409A for certain options for service recipient shares, and they shall be administered accordingly.
     5. Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement.
     6. Fringe Benefits.
     6.1 Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to Twenty-Five (25) business days of paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with and to the extent that Executive is eligible under, the general provisions of Employer’s fringe benefit plans or programs; provided, however, Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
     6.2 Life and Disability Insurance. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Ten Thousand Dollars ($10,000) for the annual premium associated with Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations. Additionally, with respect to that certain life insurance policy issued by Pruco Life Insurance Company (number V1001742) and held by the Jeffrey H. Smulyan Irrevocable Trust (the “Policy”), Executive represents and warrants that the Policy is self-sustaining. Executive acknowledges that neither Employer nor any member of the Emmis Group has any obligation to make any premium or other payments in connection with the Policy and that Employer will not make any such additional premium payments other than as specifically set forth in this Agreement. The parties acknowledge that the Split Dollar Life Insurance Agreement (dated November 2, 1997) and corresponding Limited Collateral Assignment (dated November 2, 1997), and all of the parties’ respective rights and obligations pursuant to such agreements, shall remain unaffected and in full force and effect.
     7. Confidential Information.
     7.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop, proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
     7.2 Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
     8. Non-Interference; Injunctive Relief.
     8.1 Non-Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on-air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on-air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
     8.2 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1, Employer shall be entitled to injunctive relief enforcing

Section 8.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
     8.3 Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
     9. Termination of Agreement by Employer for Cause.
     9.1 Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have thirty (30) days after receipt of the Preliminary Notice to respond to Employer in writing. If following the expiration of such thirty (30) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the “Final Notice”). Notwithstanding Section 9.5, a termination by Executive pursuant to Section 9.5 shall be deemed a termination by Employer for Cause to which this Section 9.1 shall apply if such termination by Executive occurs after delivery of a Preliminary Notice and Executive is thereafter terminated for Cause as specified in such Preliminary Notice.
     9.2 Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
     (i) Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;

     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
     (a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and
     (b) Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.
     9.3 Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement (or any material duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ninety (90) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause under applicable laws.
     9.4 Termination by Employer Without Cause. Notwithstanding anything to the contrary contained in this Agreement, Employer may, by action of the Board, terminate this Agreement and Executive’s employment hereunder at any time during the Term for any reason. In the event the Board elects to terminate Executive’s employment pursuant to this provision: (i) such termination shall be effective immediately upon delivery of written notice of such termination to Executive; (ii) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement; and (iii) Employer shall have no further obligations or liabilities except to pay to Executive those amounts and benefits that would otherwise be payable to Executive in the event of a “Qualifying Termination” (as that term is defined in Exhibit A) pursuant to Exhibit A.
     9.5 Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder at any time during the Term for “Good Reason”, such termination to be effective sixty (60) days after Executive provides written notice thereof to the Board. For purposes of this provision, “Good Reason” shall be defined to mean either: (a) Employer’s breach of any of the material terms of this Agreement (after written notice of such breach from Executive and a reasonable opportunity to cure); or (b) any diminution in Executive’s duties or authority by the Board without Executive’s consent, including without limitation the assignment to Executive of any duties, functions or responsibilities inferior to the duties, functions, authority or responsibilities contemplated in Section 1 above. In the event of a termination for Good Reason by Executive, on the effective date of such termination: (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement; and (ii) Employer hall have no further obligations or liabilities except to pay to Executive those amounts and benefits that would otherwise be payable to Executive in the event of a “Qualifying Termination” (as that term is defined in Exhibit A) pursuant to Exhibit A.
     10. Termination of Agreement by Employer for Incapacity.
     10.1 Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this Section is referred to herein as the “Incapacity Termination Date.”
     10.2 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Sections 7 and 8 that shall survive the termination or expiration of this Agreement. Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Section 9.2(ii); provided, however, that in the event an Incapacity Termination Date occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive a pro-rated portion of the bonus amount for the Contract Year during which the Incapacity Termination Date occurs, such amount to be determined in the sole discretion of Employer. Employer shall have no further obligations or liabilities hereunder following an Incapacity Termination Date except those set forth in the next sentence. For a period of five (5) years following an Incapacity Termination Date, Employer shall pay to Executive, according to Employer’s customary payroll practices, an amount equal to seventy five percent (75%) of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law). It is understood and agreed that (i) the foregoing payment obligation shall be inclusive of any benefits received by Executive pursuant to any applicable group disability or similar policy maintained by Employer for the benefit of its employees; (ii) Employer may elect (but shall not be obligated) to insure its payment obligations hereunder; (iii) Employer shall not be entitled to an offset as a result of any disability benefits received by Executive in connection with any private disability insurance policy purchased by Executive; and (iv) Employer’s payment obligation hereunder shall terminate in the event that Executive fully recovers from such Incapacity.
     11. Death of Executive.
     11.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 11.2 below which shall survive such termination.
     11.2 Compensation. Employer shall, not later than two (2) weeks after Executive’s date of death, pay to Executive’s estate or designated beneficiary or beneficiaries those amounts described in Section 9.2(ii); provided, however, that in the event Executive’s date of death occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive’s estate or designated beneficiary a pro-rated portion of the bonus amount for the Contract Year during which Executive’s death occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall make a one-time, lump sum payment in an amount equal to one (1) year of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law). Amounts payable pursuant to this Section 11 shall not be reduced by the value of any benefits payable to Executive’s estate or designated beneficiaries under any applicable life insurance plan or policy, including without limitation, any policy contemplated by Section 6.2 of this Agreement. In the event that Executive dies after termination of this Agreement pursuant to Section 9 or 10, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.

     12. Gross Up for Taxes Imposed Under Code Section 409A.
     12.1 Employer’s Gross-Up Obligation. This Agreement is intended to comply with Code Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. If, however, Executive pays taxes imposed pursuant to Code Section 409A, Employer shall reimburse Executive to the extent provided in Section 12.2 or 12.3.
     12.2 Reimbursement by Agreement. If, before Executive’s tax return due date for the year in which an amount is paid hereunder, (i) Employer reasonably determines that part or all of the amounts payable pursuant to this Agreement during the year was subject to taxes under Code Section 409A, or (ii) Executive reasonably determines that part or all of such amounts was subject to taxes under Code Section 409A, and Employer agrees with Executive’s determination (such agreement not to be unreasonably withheld, conditioned or delayed), Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 12.2 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     12.3 Reimbursement following Audit. If Employer does not report any portion of the amounts payable to Executive hereunder as subject to taxes under Code Section 409A, and as a result of a later tax audit by the Internal Revenue Service, Executive is required to pay taxes under Code Section 409A, Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment, any interest and penalties imposed on Executive for the failure to make timely payment of such taxes (with respect to any period before the end of the audit), and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 12.3 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     13. Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation, or other event, the number and class of Shares and/or Options awarded pursuant to Section 4 (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan and the Option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Code Section 409A.
     14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or DHL only) will make such delivery, if sent via such overnight delivery service, first-class, postage prepaid, or (c) the date such delivery is made, if delivered in person to the notice party specified below. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
     (i) If to Employer:
Ian D. Arnold, Esq.
Corporate Counsel
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
With a copy to:
Gary L. Kaseff, Esq.
Executive Vice President and General Counsel
Emmis Communications Corporation
3500 W. Olive Avenue, Suite 1450
Burbank, CA 91505
     (ii) If to Executive, to Executive at Executive’s address in the personnel records of Employer.
     15. Miscellaneous.
     15.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
     15.2 Payment Delays Required by Code Section 409A. To the extent required by Code Section 409A(a)(2)(B)(i) and the regulations thereunder, if

Executive is a “specified employee” for purposes of such Section, payments on account of Executive’s separation from service shall be delayed to the earliest date permissible under Code Section 409A(a)(2)(B)(i).
     15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
     15.4 Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties and any such agreement shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option, and other benefits-related agreement shall not constitute a “prior employment agreement.”
     15.5 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 15.7 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
     15.6 Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Code Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
     15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary by written notice to Employer (or to any applicable insurance company).

     15.8 Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
     15.9 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 15.9.
     15.10 Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
     15.11 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
     15.12 Change in Control. In the event of a “Change in Control,” the rights and obligations of Executive and Employer shall be set forth in the separate Change in Control Agreement executed by the parties and attached to this Agreement as Exhibit A. “Change in Control” shall have the meaning ascribed to it in Exhibit A. Notwithstanding the preceding provisions or any provision of Exhibit A, Employer shall have the right to amend the Change in Control Agreement to the extent that it reasonably deems such amendment necessary to comply with the requirements of Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement or in Exhibit A, a Change in Control shall be deemed not to have occurred if, immediately following the transaction or transactions described in the definition of Change in Control in Exhibit A: (i) Executive is Chairman of the Board or Chief Executive Officer of Employer or any successor thereto, including without limitation any entity established as a result of a separation of the radio or publishing divisions of Employer (collectively, “Successor”); or (ii) Executive retains the ability to vote at least fifty percent (50%) of all classes of stock of the Employer or any Successor; or (iii) Executive retains the ability to elect a majority of the Board of Directors of Employer or any Successor.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ Patrick Walsh
Patrick Walsh
Chief Financial Officer

JEFFREY H. SMULYAN (“Executive”)
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan

Exhibit A
Change in Control Agreement
The Emmis Communications Corporation Change in Control Severance Agreement between Emmis Communications Corporation and Jeffrey H. Smulyan dated March 1, 2004 is hereby incorporated by reference.